Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on or about January 3, 2025, by and between Kailera Therapeutics, Inc., a Delaware corporation (the “Company”), and Jamie Coleman (the “Executive”), and will be effective as of the Effective Date (as defined below). Certain capitalized terms used, but not otherwise defined, in this Agreement are defined in Section 6 hereof.

WHEREAS, the Executive possesses certain experience and expertise that qualifies the Executive to provide the direction and leadership required by the Company; and

WHEREAS, the Company desires to employ the Executive as Chief Commercial Officer, and the Executive wishes to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Company and the Executive agree as follows:

1. Position and Duties.

(a) Effective as of January 27, 2025 (the “Effective Date”), the Executive will be employed by the Company, on a full-time basis, as the Chief Commercial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”).

(b) The Executive agrees to perform the duties and responsibilities of the Executive’s positions, and such other duties and responsibilities as are appropriate for the Executive’s positions and as may reasonably be assigned to the Executive from time to time by the CEO. Subject to the below, the Executive also agrees that, while employed by the Company, the Executive will devote the Executive’s full business time and the Executive’s best efforts, business judgment, skill and knowledge exclusively to the advancement of the business interests of the Company and its Affiliates and to the discharge of the Executive’s duties and responsibilities for them. The Executive shall not (i) engage in any other business activity, except as may be expressly approved in advance by the CEO in writing, with the CEO to consider in good faith any reasonable request made by the Executive pursuant to this clause (i), or (ii) serve in any industry, trade, professional, governmental or academic position during the Executive’s employment, except as may be expressly approved in advance by the CEO in writing, with approval of any service contemplated by this clause (ii) not to be unreasonably withheld; provided, however, that the Executive may participate in the activities set forth on Exhibit A hereto and may, without advance consent, participate in charitable and/or civic activities and engage in personal investment activities, in each case, to the extent such activities, individually or in the aggregate, do not interfere with the performance of the Executive’s duties under this Agreement, create a conflict of interest or violate any restrictive covenant by which the Executive is bound in favor of the Company or any of its Affiliates. Executive shall be permitted to work remotely and periodically travel to the Company’s office(s) as reasonably requested. Executive shall be required to travel from time to time as necessary for business purposes and shall maintain a valid passport and the ability to travel at all times.

2. Compensation and Benefits. During the Executive’s employment hereunder, as compensation for all services performed by the Executive for the Company and its Affiliates, the Company will provide the Executive with the following compensation and benefits:

(a) Base Salary. The Company will pay the Executive a base salary at the rate of $450,000 per year, in accordance with the regular payroll practices of the Company and subject to increase from time to time as determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee,” with such defined term to mean the Company’s Board of Directors (the “Board”) in the event that the Board does not have a Compensation Committee in place at any given time), in its sole discretion (with such base salary, as increased from time to time, the “Base Salary”). Notwithstanding anything to the contrary in the foregoing, the Base Salary may be reduced, on a proportionate basis, in connection with an across-the-board base salary reduction applicable to all senior executives of the Company.

(b) Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus (each, an “Annual Bonus”), pursuant to the Company’s bonus plan as in effect from time to time (the “Bonus Plan”). The Executive’s target Annual Bonus will be 40% of the Base Salary (the “Target Bonus”), with the actual amount of any such Annual Bonus to be reasonably determined by the Compensation Committee in accordance with the Bonus Plan, based on the Executive’s performance and the Company’s performance against goals reasonably established by the Compensation Committee for the relevant fiscal year. Executive will not be eligible for an Annual Bonus for fiscal year ending December 31, 2024. Except as provided in Section 4, in order to receive any Annual Bonus hereunder, the Executive must be employed with the Company through the date on which such Annual Bonus is paid. Any Annual Bonus due to the Executive will be paid in accordance with the Bonus Plan, within thirty (30) days following the completion of the financial audit with respect to the relevant fiscal year, with payment expected to be made on or about March 15th of the calendar year following the end of the fiscal year. The Company and the Executive acknowledge and agree that: (I) the Company currently does not have a Bonus Plan in effect applicable to the Executive; and (II) the Company and the Executive will work together in good faith to amend this Section 2(b) as needed to reflect the terms of the Bonus Plan once the Company implements the Bonus Plan, to the extent such amendment is necessary to effectuate the business terms.

(c) In addition to the above, within two (2) standard pay periods following the Start Date, Employer will pay Executive a one-time sign-on bonus in the amount of $310,880.00 (the “Sign-On Bonus”). Notwithstanding such payment, however, if Executive’s employment with Employer terminates prior to the first (1st) anniversary of the Start Date due to a termination by Employer for Cause or a resignation by Executive without Good Reason, Executive will repay 100% of the Sign-On Bonus to Employer, within fifteen (15) days following the Termination Date (as defined below).

(d) Equity.

(i) Following the Effective Date and subject to Board approval, the Company will grant to the Executive an option to purchase shares of the Company’s common stock that represents 0.75% of the fully-diluted common stock of the Company outstanding as of the Effective Date and is subject to time-based vesting (the “Option Grant”), with (A) 25% of the Option Grant vesting on the one (1)-year anniversary of the Effective Date, and (B) the remaining 75% of the Option Grant vesting in equal monthly installments over the thirty-six (36) month period thereafter, such that the Option Grant will be fully vested as of the four (4)-year anniversary of the Option Grant.

(ii) The terms and conditions of the Option Grant will be provided under separate cover and governed by the Company’s equity incentive plan (provided, that, notwithstanding anything to the contrary set forth therein, if the Executive’s employment with the Company terminates due to a termination by the Company without Cause or by the Executive with or without Good Reason (each, as defined below), then the Executive will have a period of ninety (90) days post-termination (but not beyond the original term of the Option Grant) within which to exercise any vested portion of the Option Grant), and all vesting of the Option Grant will be subject to the Executive’s continued employment with the Company from the grant date through the applicable vesting date. Without limitation, the award agreement governing the Option Grant will require the Executive to enter into the Non-Compete Restrictive Covenant Agreement (as defined below), which, if entered into by the Executive, will supersede in its entirety the Initial Restrictive Covenant Agreement (as defined below).

(iii) In addition to the Option Grant, the Executive will be eligible to receive, on the terms set forth herein, an additional option to purchase shares of the Company’s common stock in respect of the Option Grant (any such additional grant, a “Potential Future Option Grant”), in connection with capital contributions into the Company anticipated to occur following the Effective Date, whether such capital contributions are made by existing or new investors (“Additional Investor Contributions,” and with the occurrence of any such Additional Investor Contributions, an “Investor Funding Event”), so as to preserve the Executive’s ownership stake in the Company at 0.75% of the fully-diluted common stock of the Company; for purposes of clarity, the capital contributions made into the Company total $300,000,000 as of the Effective Date. The per share exercise price of any Potential Future Option Grant will equal the fair market value of a share of the Company’s common stock as of the grant date.

Any Potential Future Option Grant will vest on the same terms as set forth above for the Option Grant; provided, that, for the avoidance of doubt, vesting thereof will commence on the grant date of such Potential Future Option Grant and not on the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the Executive’s eligibility to receive the anti-dilution protection afforded by any Potential Future Option Grant will be (A) limited to Additional Investor Contributions totaling $100,000,000 in the aggregate (with the Executive not having any entitlement to any Potential Future Option Grant or other anti-dilution protection in respect of Additional Investor Contributions that exceed

$100,000,000, such that the Executive’s ownership stake could decrease below 0.75% of the fully-diluted common stock of the Company, if, without limitation, the Additional Investor Contributions exceed $100,000,000, and for the avoidance of doubt, the Executive’s ownership stake could decrease below 0.75% of the fully-diluted common stock of the Company due to failure to meet the vesting requirements) and (B) subject to the Executive’s continued employment with the Company through the date on which the applicable Investor Funding Event occurs.

For the avoidance of doubt, (A) the Option Grant, any Potential Future Option Grant, and any other time-based equity (collectively, the “Cumulative Grants”), shall be subject to double-trigger vesting acceleration upon a “change of control,” (a Covered Transaction as defined in the Company’s equity incentive plan), such that if the Cumulative Grants are assumed, continued or substituted by the acquirer in the “change of control,” then the Cumulative Grants will remain subject to their existing vesting terms and conditions and continue to vest in the ordinary course following the “change of control,” subject to the Executive’s continued employment with the Company (or any successor) through the applicable vesting date, but if the Executive’s employment with the Company is terminated by the Company (or any successor) without Cause or by the Executive for Good Reason following the “change of control” and prior to full vesting of the Cumulative Grants, then 100% of any unvested portion of the Cumulative Grants will vest in full upon such termination; and (B) if the Cumulative Grants are not assumed, continued or substituted by the acquirer in the “change of control,” then 100% of any unvested portion of the Cumulative Grants will vest in full upon the consummation of such “change of control,” subject to the Executive’s continued employment with the Company through such consummation.

(e) Participation in Employee Benefit Plans. The Executive will be entitled to participate in all Company employee benefit plans from time to time in effect for the Company’s senior executives of comparable status, except to the extent such plans are duplicative of benefits otherwise provided to the Executive under this Agreement, in which event this Agreement shall control unless this Agreement expressly provides otherwise. The Executive’s participation in Company benefit plans will be subject to the terms of the applicable plan documents and generally applicable Company policies, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law. Nothing in this Agreement shall preclude the Company from amending, terminating or replacing any of its plans at any time.

(f) Paid Time Off. The Executive will be entitled to paid time off (“PTO”) in accordance with the policies of the Company as in effect for the Company’s senior executives of comparable status, as in effect from time to time. PTO may be taken at such times and intervals as the Executive shall determine, subject to the Company’s business needs.

(g) Business Expenses. The Company will pay or reimburse the Executive for all reasonable business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities for the Company, subject to the Company policy as in effect from time to time and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The Executive’s right to payment or reimbursement hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; (ii) payment or reimbursement shall be made not later than December 31st of the calendar year following the calendar year in which the expense or payment was incurred; and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(h) Key Man Life Insurance. The Company shall have the right to insure the life of the Executive for the Company’s sole benefit, and if the Company exercises this right, the Company shall determine the amount of insurance and the type of policy obtained. The Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to reasonable physical examinations, supplying all information reasonably required by any insurance carrier and executing all necessary documents reasonably required by any insurance carrier; provided, that, any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of the Executive. The Executive shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

(i) Stock Purchase Program. To the extent the Company establishes a program allowing senior, executive level employees (“Senior Employees”) to purchase the Company’s common stock, the Executive will be eligible to participate in such program.

(j) Tag-Along Rights. In the event the Company offers tag-along rights to Senior Employees in connection with sales by any of the Major Investors with respect to their shares of the Company’s common stock, the Executive also will be eligible for such rights on the same terms as applicable to other Senior Employees.

(k) Attorneys’ Fees. Provided that the Executive provides the Company with reasonable supporting documentation (redacted for any attorney-client privileged information), the Company will pay directly, or reimburse the Executive for, any reasonable attorneys’ fees, not to exceed $5,000 in the aggregate, that the Executive has incurred solely in connection with, and as a result of, the negotiations between the Executive and the Company with respect to this Agreement.

(l) D&O Insurance; Indemnification. During the Executive’s period of employment with the Company and for the requisite period of time thereafter, the Company shall maintain D&O insurance with terms that are customary for an organization similar to that of the Company. In addition, the Company shall defend and indemnify the Executive to the maximum extent allowable under its articles of organization, by-laws and charter and under applicable law for actions taken by the Executive in good faith in carrying out the Executive’s duties hereunder (which such defense and indemnification shall include, without limitation, payment of the reasonable costs and attorneys’ fees the Executive incurs in connection with any indemnifiable matter, provided, that, such fees have been pre-approved by the Board).

3. Termination of Employment. The Executive’s employment under this Agreement shall continue until terminated pursuant to this Section 3.

(a) By the Company for Cause. The Company may terminate the Executive’s employment for Cause upon notice to the Executive setting forth in reasonable detail the nature of the Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Executive’s refusal to comply with a lawful directive of the Board or the CEO, (ii) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s duties and responsibilities to the Company or any of its Affiliates, (iii) the Executive’s use of illegal drugs (whether or not at the workplace) or other conduct, even if not in conjunction with the Executive’s duties to the Company or any of its Affiliates, which could reasonably be expected to, or which does, cause the Company or any of its Affiliates public disgrace or disrepute or economic harm; (iv) the Executive’s material breach of (A) this Agreement, (B) the Restrictive Covenant Agreement attached hereto as Exhibit B-1 (the “Initial Restrictive Covenant Agreement”) or the Restrictive Covenant Agreement attached hereto as Exhibit B-2 (the “Non-Compete Restrictive Covenant Agreement,” and each of the Initial Restrictive Covenant Agreement and the Non-Compete Restrictive Covenant Agreement, a “Restrictive Covenant Agreement”) or (C) any written Company policy or code of ethics or business conduct, in each case, applicable to the Executive’s position, as in effect from time to time, of which the Executive has received prior written notice, (v) the Executive’s indictment for (or procedural equivalent thereof), or plea of guilty or nolo contendere to (A) a felony or (B) any crime involving moral turpitude, or (vi) fraud, theft, embezzlement, unlawful harassment or other intentional misconduct by the Executive that (with respect to such other intentional misconduct only) is or could reasonably be expected to be harmful to the business interests or reputation of the Company or any of its Affiliates. Further, Cause shall not exist hereunder, in the case of clauses (i) or (iv) above, unless (I) the Company provides the Executive with written notice of the event(s) alleged to constitute Cause thereunder; and (II) if such event(s) are susceptible to cure, the Executive has a fifteen (15)-day period in which to cure such event(s) following the Executive’s receipt of such written notice, and the Executive fails to cure such event(s). For the Company to terminate the Executive’s employment for Cause, it must do so within sixty (60) days after the date on which the Board first obtains knowledge of the occurrence of the event(s) alleged to constitute Cause.

(b) By the Company without Cause. The Company may terminate the Executive’s employment at any time without Cause upon ten (10) days’ notice to the Executive (during which period (or any portion thereof) the Executive may be placed on paid administrative leave).

(c) By the Executive for Good Reason. The Executive may terminate the Executive’s employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, (i) any diminution in the Base Salary or Target Bonus, unless such diminution is applied across-the-board to all similarly-situated executives of the Company on a proportionate basis, (ii) any material diminution in the Executive’s titles, duties or responsibilities, (iii) a permanent reassignment of the Executive’s primary office to a location more than thirty-five (35) miles away from the Company’s offices in Massachusetts as of the Effective Date

(provided, that, Good Reason shall not exist pursuant to this clause (iii) if the Executive is permitted to work remotely), (iv) a material breach by the Company of this Agreement or any of the Equity Documents (defined as the documents governing any equity or equity-based interests of the Company or any Affiliate thereof that are held by the Executive); or (v) the Board not approving the Option Grant; provided, however, that Good Reason shall not exist hereunder unless the Executive has provided the Company with written notice of the event(s) alleged to constitute Good Reason within sixty (60) days after the date on which the Executive first obtains knowledge of the occurrence of the event(s) alleged to constitute Good Reason, and the Company has failed to cure such event(s) within thirty (30) days following its receipt of such written notice. The Executive may terminate the Executive’s employment for Good Reason at any time within the thirty (30)-day period after the thirty (30)-day cure period has expired, and if the Executive fails to effect such a termination, then the Executive will be deemed to have irrevocably waived the right to resign for Good Reason on the basis of such event(s).

(d) By the Executive other than for Good Reason. The Executive may terminate the Executive’s employment at any time upon thirty (30) days’ written notice to the Company. In the event of such resignation, the Company may accelerate the date of the Executive’s termination without such acceleration constituting a termination by the Company hereunder, provided, that, the Company pays to the Executive, as part of the Final Compensation (as defined below), the amount of Base Salary the Executive would have received for the balance of such notice period had the Company not accelerated the date of the Executive’s termination.

(e) Death and Disability. The Executive’s employment hereunder shall automatically terminate in the event of the Executive’s death during employment. The Company may terminate the Executive’s employment, upon written notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature, whereby, as a result, the Executive is unable to perform substantially all of the Executive’s duties and responsibilities hereunder, even with a reasonable accommodation, for a period of one hundred twenty (120) consecutive days or one hundred and fifty (150) days (whether or not consecutive) during any period of three hundred sixty-five (365) consecutive days. If any question shall arise as to whether the Executive is disabled to the extent that the Executive is unable to perform substantially all of the Executive’s duties and responsibilities for the Company and its Affiliates, the Executive shall, at the Company’s request and cost, submit to a medical examination by a physician selected by the Company to whom the Executive or the Executive’s guardian, if any, has no reasonable objection to determine whether the Executive is so disabled, and such determination shall for purposes of this Agreement be conclusive of the issue. If such a question arises and the Executive fails to submit to the requested medical examination, the Company’s good faith, reasonable determination of the issue shall be binding on the Executive.

4. Other Matters Related to Termination.

(a) Final Compensation. In the event of a termination of the Executive’s employment with the Company, howsoever occurring, the Company shall pay to the Executive (i) any Base Salary earned through, but unpaid as of, the date on which the Executive’s employment terminates (the “Termination Date”); (ii) reimbursement, in accordance with Section 2(f) hereof, for reasonable business expenses incurred by the Executive, but not yet paid to the Executive, as of the Termination Date, provided that the Executive submits all such expenses and required supporting documentation within sixty (60) days after the Termination Date, and provided further that such expenses are reimbursable under Company policies then in effect; and (iii) to the extent applicable, any amount due pursuant to Section 3(d) above (all of the foregoing, “Final Compensation”). Except as otherwise provided in Section 4(a)(ii), Final Compensation will be paid to the Executive within thirty (30) days following the Termination Date or such shorter period required by law.

(b) Severance Benefits upon Termination by the Company without Cause or by the Executive for Good Reason. In the event of any termination of the Executive’s employment by the Company without Cause under Section 3(b) or by the Executive for Good Reason under Section 3(c), the Company will provide to the Executive, in addition to Final Compensation, the following (the “Severance Benefits”):

(i) the Base Salary for a period of twelve (12) months following the Termination Date (“Severance Period”), payable in substantially equal installments on the Company’s regularly scheduled salary payment dates in conformity with the Company’s general payroll practices as in effect from time to time (the “Severance Payments”);

(ii) any Annual Bonus earned in respect of a prior fiscal year which has not yet been paid as of the Termination Date, payable at such time as when such Annual Bonus would otherwise have been paid in accordance with the Bonus Plan, but without the requirement of continued employment;

(iii) a pro-rated Annual Bonus for the fiscal year in which the Termination Date occurs, determined by multiplying (A) the Annual Bonus that would have been due to the Executive for the entire fiscal year had the Executive’s employment not terminated, if any, by (B) a fraction, the numerator of which is the number of days that the Executive was employed with the Company during such fiscal year and the denominator of which is the total number of days in such fiscal year, which such pro-rated Annual Bonus shall be payable in the ordinary course as set forth in Section 2(b); and

(iv) in the event the Executive is eligible for and timely elects to continue the Executive’s coverage, and, if applicable, that of the Executive’s eligible dependents, in the Company’s group health plans under the federal law known as “COBRA” or similar state law (together, “COBRA”), the Company shall pay the Company’s portion of the contributions to the cost of COBRA coverage on behalf of the Executive, and, if applicable, the Executive’s eligible dependents, until the earlier of (A) the date that is twelve (12) months following the Termination Date and (B) the date on which the Executive, and, if applicable, the Executive’s eligible dependents, cease to be eligible for such COBRA coverage under applicable law or plan terms (the “Health Continuation Benefits”). The Company’s contribution to the costs of the Health Continuation Benefits shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage for an active employee with the same coverage elections, determined as of the Termination Date and without taking into account an employee’s ability to make pre-tax deductions. The Executive shall be responsible for paying the remaining portion of the premiums for such COBRA coverage as if the Executive remained employed. The Executive authorizes the deduction of the portion for which the Executive is responsible from the after-tax amount of the Severance Payments. Notwithstanding this Section 4(b)(iv), if the Executive commences new employment and becomes eligible to participate in a new group health plan in connection with such new employment, the Health Continuation Benefits shall cease.

(c) Conditions to and Timing of the Severance Benefits. Any obligation of the Company to provide the Severance Benefits to the Executive is conditioned on the Executive’s signing and returning to the Company, without subsequently revoking, a timely and effective separation agreement, containing a general release of claims, a reaffirmation of the Executive’s obligations under the applicable Restrictive Covenant Agreement and other customary terms, in the form provided to the Executive by the Company on or around the Termination Date that is substantially similar to the form attached hereto as Exhibit C (the “Separation Agreement”). The Executive must return to the Company and not revoke the Separation Agreement within the time period required by the Separation Agreement, and in any event, the Separation Agreement must become effective, if at all, by the sixtieth (60th) day following the Termination Date (with the date on which the Separation Agreement becomes effective, the “Release Effective Date”). The first Severance Payment will be made within sixty (60) days after the Termination Date, on the first regularly scheduled payroll date of the Company that occurs following the Release Effective Date, provided, that, if the sixty (60)-day period begins in one calendar year and ends in a second calendar year, the Severance Payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A (as defined below), shall begin to be paid on the first regularly scheduled payroll date of the Company that occurs following the later of (i) January 1st of the second calendar year and (ii) the Release Effective Date, and provided, further, that the initial Severance Payment shall include a catch-up payment to cover amounts retroactive to the day following the Termination Date. Notwithstanding the foregoing, in the event that the Company’s payment of the Health Continuation Benefits would subject the Company or the Executive to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, the Executive and the Company shall work together in good faith to restructure such benefit.

(d) Benefits Termination. Except for any right the Executive may have under COBRA or other applicable law to continue participation in the Company’s group health and dental plans at the Executive’s cost and except as expressly provided in Section 4(b)(iii) of this Agreement, the Executive’s participation in all employee benefit plans shall terminate in accordance with the terms of the applicable benefit plans based on the Termination Date, without regard to any continuation of the Base Salary or other payment to the Executive following termination of the Executive’s employment, and the Executive shall not be eligible for PTO following the termination of the Executive’s employment.

(e) Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the Executive’s obligations under the applicable Restrictive Covenant Agreement and the Company’s obligations under Section 4. The obligation of the Company to make payments to the Executive under Section 4 are expressly conditioned upon the Executive’s continued performance of the Executive’s obligations under the applicable Restrictive Covenant Agreement and any other agreement subjecting the Executive to restrictive covenants. Upon termination of employment by either the Executive or the Company, all rights, duties and obligations of the Executive and the Company to each other shall cease, except as otherwise expressly provided in this Agreement, the applicable Restrictive Covenant Agreement, the Equity Documents and, if applicable, the Separation Agreement.

5. Timing of Payments and Section 409A.

(a) This Agreement, including all payments and benefits hereunder, is intended to comply with or be exempt from Section 409A of the Code, as amended, and the Treasury Regulations and other guidance promulgated thereunder (collectively, “Section 409A”), and shall be interpreted and construed in accordance with such intent.

(b) Notwithstanding anything to the contrary in this Agreement, if, as of the Termination Date, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the Termination Date shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death, except (i) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including, without limitation, by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (ii) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (iii) other amounts or benefits that are not subject to the requirements of Section 409A.

(c) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).

(d) Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(e) In no event shall the Company or any Person affiliated with the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

6. Definitions. For purposes of this Agreement, the following definitions apply:

“Affiliates” means all Persons directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Major Investors” has the meaning set forth in that certain Investors’ Rights Agreement, dated May 15, 2024, by and among the Company and the other parties thereto.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization.

7. Conflicting Agreements. The Executive hereby represents and warrants that the Executive’s signing of this Agreement and the performance of the Executive’s obligations under this Agreement will not breach or be in conflict with any other lawful agreement to which the Executive is a party or by which the Executive is bound, and that the Executive is not now subject to any lawful covenants against competition or similar covenants or any court order that could affect the performance of the Executive’s obligations under this Agreement. The Executive agrees that the Executive will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent and will recuse herself from any situation which may compromise her obligation to strictly safeguard confidential information of third parties and prevent unauthorized disclosure. During the Executive’s employment by the Company, the Executive will use in the performance of the Executive’s duties, in addition to the Company’s confidential information, proprietary information and trade secrets, only information which is generally known and used by persons with training and experience comparable to the Executive’s own, common knowledge in the industry, otherwise legally in the public domain or obtained or developed by the Company or by the Executive in the course of the Executive’s work for the Company.

8. Withholding. All payments made by the Company or any Affiliate under this Agreement or otherwise shall be reduced by any tax or other amounts required to be withheld by the Company or any Affiliate to the extent required by applicable law.

9. Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement and either Restrictive Covenant Agreement without the Executive’s consent to one of its Affiliates or to any Person with which the Company shall hereafter effect a reorganization, consolidate or merge, or to which the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of their respective successors, executors, administrators, heirs and permitted assigns, as applicable. If the Executive dies after the Termination Date but before all payments or benefits to which the Executive is entitled pursuant to this Agreement have been paid or provided, any remaining payments and benefits will be made to the beneficiary designated by the Executive or, if no such beneficiary has been designated, to the Executive’s estate.

10. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company (including any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), other than claims for which arbitration is unavailable as a matter of law, shall be settled exclusively by arbitration administered by the American Arbitration Administration, conducted before a single arbitrator in Boston, Massachusetts in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect (the “AAA Rules”) and the Federal Arbitration Act, as modified by the terms and conditions set forth in this Section 11. Discovery in any such arbitration proceeding shall be conducted according to the AAA Rules to the fullest extent authorized by the Commonwealth of Massachusetts. The arbitrator shall be selected by mutual agreement of the parties hereto, or, if the parties cannot agree, the arbitrator shall be selected by striking from a list of arbitrators supplied by the American Arbitration Association. The written decision of the arbitrator will be final and binding on the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In connection with any such arbitration, the Company shall bear the arbitrator’s costs, and each party will bear such party’s own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court; provided, that the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

12. Miscellaneous. This Agreement, together with the applicable Restrictive Covenant Agreement, the Representation Letter dated January 3, 2025, and the Equity Documents, set forth the entire agreement between the Executive and the Company, and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Executive and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, and all of which together shall constitute one (1) and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

13. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairperson of the Board, or to such other address as either party may specify by notice to the other actually received.

14. Section 280G. Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution provided to the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (collectively, the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or nondeductible by the payor due to Section 280G of the Code (as applicable, the “Adverse 280G Consequences”), then the Aggregate Payments shall be reduced (but not below zero ($0)) to an amount that is $1.00 less than the amount at which the Adverse 280G Consequences apply; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In the event a reduction is warranted, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (a) cash payments not subject to Section 409A; (b) cash payments subject to Section 409A; (c) equity-based payments and acceleration; and (d) non-cash forms of benefits; provided, that, in the case of all the foregoing Aggregate Payments, all amounts or payments that are not subject to calculation under Treasury Regulation Section 1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treasury Regulation Section 1.280G-1, Q&A-24(b) or (c). For purposes of this Agreement, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to the Agreement shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the termination date, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

15. Effect on Other Plans and Agreements. The Executive shall have no rights to any severance benefits under any Company severance pay plan, policy, offer letter or otherwise. To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to the Executive because of the Executive’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business or similar event, the benefits provided under this Agreement in Section 4(b) or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.

16. Conditions. Notwithstanding anything to the contrary herein, the effectiveness of this Agreement shall be conditioned on (a) the Executive’s satisfactory completion of all steps of the Company’s standard background check, which will be completed as soon as practical, and (b) the Executive’s submission of satisfactory proof of the Executive’s legal authorization to work in the United States.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

Kailera Therapeutics, Inc.

By:	/s/ Ron Renaud
Name:	Ron Renaud
Its:	President and Chief Executive Officer

/s/ Jamie Coleman
Jamie Coleman

Exhibit A

OUTSIDE ACTIVITIES

Exhibits B-1 and B-2

RESTRICTIVE COVENANT AGREEMENTS

Exhibit C

FORM OF SEPARATION AGREEMENT